TO BUSINESS AND TECHNOLOGY EDITORS:

Sonic Foundry Announces Nasdaq Deficiency Notice

MADISON, Wis., March 12 /PRNewswire-FirstCall/ -- Sonic Foundry, Inc. (Nasdaq: SOFO) today announced that on March 10, 2008, Sonic Foundry, Inc. (the "Company") received notice from the Nasdaq Listing Qualifications Department (the "Staff") stating that for 30 consecutive business days the bid price for the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5).

The letter, dated March 10, 2008, indicates that in accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until September 8, 2008, to regain compliance with the Rule. The letter further indicates that the Company may regain compliance if at any time before September 8, 2008, the bid price of the Company's common stock closes at $1.00 per share or above for a minimum of 10 consecutive trading days. If the Company is successful in meeting this requirement, the Staff will provide written notification that it has achieved compliance with the Rule.

If compliance with the Rule cannot be demonstrated by September 8, 2008, the Company may consider applying to transfer its securities to The Nasdaq Capital Market provided that the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it elects to transfer its securities and meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period or if the Company elects not to transfer its securities to The Nasdaq Capital Market, the Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal the Staff's determination to delist its common stock.

The Company intends to actively monitor the bid price for its common stock between now and September 8, 2008, and consider implementation of various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

About Sonic Foundry, Inc.

Founded in 1991, Sonic Foundry (Nasdaq: SOFO, http://www.sonicfoundry.com) is the recognized market leader for rich media communications and knowledge management, providing enterprise solutions and services that link an information-driven world. Based in Madison, Wisconsin, the company has received numerous awards including the 2007 Frost & Sullivan Global Market Leadership Award, Ziff Davis Media's Baseline Magazine's sixth fastest-growing software company with sales under $150 million and Deloitte's Technology Fast 500. Named a Bersin & Associates 2007 Learning Leader, Sonic Foundry's webcasting and knowledge management solutions are trusted by education institutions, Fortune 500 companies and government agencies for a variety of critical communication needs. Sonic Foundry is changing the way organizations communicate via the web and how people around the globe receive vital information needed for education, business, professional advancement and safety. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

SOURCE Sonic Foundry, Inc.
-0- 03/12/2008
/CONTACT: Tammy Kramer of Sonic Foundry, Inc., +1-608-237-8592, tammyk@sonicfoundry.com/
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/Web site: http://www.sonicfoundry.com /
(SOFO)